Exhibit 10.17

October 12, 2015

Elliot J. Mark

31 Glen Road

Wellesley, MA 02481

Dear Elliot:

We are pleased to confirm our offer of employment as General Counsel & SVP with Everbridge, Inc. (the “Company” or “Everbridge”), according to the terms of this Offer Letter. Please note that upon signed acceptance of this offer, within fifteen business days we will mutually work to finalize your employment agreement with the Company. The key terms of your employment are as outlined further below:

1.	As General Counsel & SVP, you will report to Jaime Ellertson, Chairman and Chief Executive Officer. As General Counsel you will participate on the Senior Management Team (the “SMT”).

2.	Your tentative start date will be Monday, November 16, 2015, which is contingent upon Everbridge’s successful completion of background and reference check.

3.	Your starting gross annual base salary will be at the rate of Two Hundred and Twenty Five Thousand Dollars ($225,000.00) per annum and payable on a biweekly basis in accordance with the Company’s payroll policies. This position is classified as exempt.

4.	Your annual cash incentive bonus/variable compensation (“Variable Compensation”), effective fiscal year 2015 and contingent upon the successful performance of all job duties, responsibilities, and mutually agreed upon objectives in accordance with SMT Management Incentive Plan, will be One Hundred Thousand Dollars ($100,000, which will be pro-rated for 2015) .

5.	Everbridge is willing to provide you with a one-time signing bonus of $5,000, which will be paid within the first month of your start date.

6.	Subject to the provisions of Involuntary Termination; Termination for Good Reason, if either your employment is terminated by the Company other than for Cause, or you voluntarily terminate your employment with the Company for Good Reason, in either case, then, as a severance benefit, the Company shall continue to pay you an amount equal to one-twelfth (1/12th) of your Base Salary for, without duplication, the following time period: (A) three (3) months, if and to the extent that your employment is terminated within twelve (12) months following the Effective Date; or (B) six (6) months, if and to the extent that your employment is terminated more than twelve (12) months following the Effective Date.

7.	In the event of a Change in Control (as defined in the Option Plan) the vesting and the right to exercise the initial options shall accelerate; i) for the number of shares equal to the number of months of full-time employment as of the date of a change of control divided by forty eight (i.e., number of months of employment divided by 48), as well as, ii) the additional amount of 50% of all of your unvested (as of the date of a Change of Control after the acceleration granted in (i) above) options shall vest in full subject to the company’s standard Change of Control language for its senior executives. In the event the acquirer or successor party does not assume or convert 100% of your remaining unvested shares after accelerated vesting in (i) and (ii) above as part of the Change of Control or does not offer equivalently valued new options and incentives to you, then 100% of your remaining unvested share options will vest in full immediately prior to consumption of the Change of Control.

8.	You will be granted 350,000 option shares upon board approval pursuant to an Option Agreement as defined in the Company’s 2008 Equity Incentive Plan (the “Option Plan”). Your options will vest over a four-year period according to the standard vesting schedule of the Option Plan.

9.	You will receive workplace accommodations in the Company’s Burlington, Massachusetts office.

10.	You will be provided the opportunity to participate in the Company’s group insurance plans effective the first of the month following your date of employment. You will also be eligible for any additional SMT level benefits such as the highest level of cell phone stipend paid on a quarterly basis.

11.	You will be eligible for vacation and sick through our Paid Time Off (PTO) program and other benefits as described in the Company’s employee handbook. Upon date of hire, you will begin to accrue PTO at the next service level tier of twenty PTO days accrued per year.

12.	All other matters concerning your employment, which are not specifically described in this Offer Letter, shall be in accordance with the Company’s standard practices and procedures.

Please confirm your decision to join the Company by signing a copy of this offer letter and returning it to Mark Minichiello, Chief Recruiting Officer, by end of business Tuesday, October 13, 2015. The signed offer letter can be sent by email to mark.minichiello@everbridge.com.

This offer is contingent upon your: (1) signing the Company’s Confidential Information and Inventions Agreement; (2) establishing your identity and authorization to work as required by the Immigration Reform and Control Act of 1986; (3) satisfactorily passing a background; and (4) taking and passing a drug screen test at a local medical facility of our choosing. If you have any questions about the documentation you will need to provide on your first day of work, please contact Jen Mattia, Recruiting Operations and Programs Lead at (617) 633-4371.

By signing below, you acknowledge that this letter contains our full and complete understanding with respect to your employment by the Company, and supersedes all prior and contemporaneous agreements, representations and understandings, whether oral, written or implied. Specifically, and without limitation on the foregoing,(i) you acknowledge and agree that there have been no oral promises or commitments concerning the terms of your employment that have not been set forth in writing herein, and no oral promises or commitments made that are at variance with any of the terms set forth herein, and (ii) you are not relying on the existence of any implied agreement that contains terms of your employment that have not been set forth in writing herein or are at variance with such terms.

Please indicate your acceptance by signing where indicated below and returning a copy to me. We look forward to you joining the Everbridge team and wish you great success in your career at the Company. Welcome!

Sincerely,

Jaime Ellertson
Chairman and Chief Executive Officer

ACCEPTED AND AGREED

/s/ Elliot J. Mark
Elliot J. Mark

10/12/15
Date